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                                                                   EXHIBIT 10(c)

                         EXCLUSIVE MARKETING AGREEMENT



     This Exclusive Marketing Agreement (hereinafter the "Agreement") is entered into effective as of June 30, 1996 between Versus Technology, Inc., with principal offices at 2320 W. Aero Park Court, Traverse City, MI 49686 (hereinafter "Versus") and Marquette Electronics., Inc., with principal offices at 8200 West Tower Avenue, Milwaukee, WI 53223 (hereinafter "Marquette").
                                    RECITALS
     A. Versus is engaged in the business of manufacturing, selling, licensing and supporting an integrated hardware and software product, commonly known as an infrared tracking system, which is used for various applications in various markets.
     B. Marquette is engaged in the sale and service of various electronics products used by acute care hospitals and other customers.
     C. The parties desire that Marquette shall become Versus's sole outside source of distribution and supply of Versus Products (as defined herein) to hospitals in the Market (as defined herein), and that Marquette will also be granted non-exclusive rights to distribute Products to certain other markets, all upon the terms and conditions set forth in this Exclusive Marketing Agreement.
     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:
     1. Definitions.


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     a. The term "Product" or "Products" shall mean the hardware and related software produced by or for Versus and supplied by Versus to its customers as a complete infrared tracking system, as described on Versus's System Quote Sheet, to be used for personnel and equipment tracking.
     b. The term "Market" shall mean the main headquarters building of any acute care hospital located in the 50 states of the United States of America. Specifically excluded from the Market shall be acute care or subacute care building facilities which are not physically annexed by "brick and mortar" (or other permanent construction) to the main headquarters building of an acute care hospital.
     c. The term "Marquette Minimum Annual Commitment" shall mean, unless otherwise agreed in writing by both Versus and Marquette pursuant to paragraph 12 hereof: for Contract Year 1, the purchase by Marquette from Versus of not less than 10 Systems; for Contract Year 2, the purchase by Marquette from Versus of not less than 100 Systems; and for Contract Year 3, the purchase by Marquette from Versus of not less than 200 Systems.
     d. The term "Contract Year 1" shall mean the period beginning on June 30, 1996 and ending June 29, 1997. "Contract Year 2" shall mean the period beginning June 30, 1997 and ending June 29, 1998. "Contract Year 3" shall mean the period beginning June 30, 1998 and ending June 29, 1999.
     e. The term "System," as used within the definition of Marquette Minimum Annual Commitment, shall mean the purchase by Marquette from Versus of a Product intended for end use by a customer in the Market which has a System Quote Sheet


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price of $50,000.00 or more, with the total number of Systems per single Product transaction being the quotient, rounded down to the lowest whole number, resulting from the division of the total System Quote Sheet price for the Product, by $50,000. Example: the delivery of a Product to a customer which has an aggregate System Quote Sheet price of $160,000 for that customer transaction would constitute three Systems; the same would be true for a transaction with a System Quote Sheet price of $195,000; a transaction with a System Quote Sheet price of $200,000 would constitute four Systems.
     f. The term "System Quote Sheet" shall mean the then current document prepared and published by Versus which is designated thereon as being the System Quote Sheet. A copy of the System Quote Sheet applicable for Contract Year 1 is attached to this Agreement as Exhibit 1. The System Quote Sheet will be reviewed from time to time jointly by Versus and Marquette throughout the term of this Agreement. The System Quote Sheet applicable to Contract Year 2 will be established by Versus and delivered to Marquette not later than March 1, 1997. The System Quote Sheet applicable to Contract Year 3 will be established by Versus and delivered to Marquette not later than March 1, 1998. In no event will the prices stated in a System Quote Sheet be [ confidential pricing terms deleted]. In the event Versus fails to deliver a new System Quote Sheet to Marquette for the new Contract Year prior to March 1 of the then current Contract Year, the System Quote Sheet for the new Contract Year shall remain the same as the System Quote Sheet in effect on such March 1. Versus may from time to time add or withdraw items to the list of components or services shown on the System Quote Sheet in response to changes


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in technology and/or changes to the Product itself, as Versus may reasonably deem necessary or advisable.
     g. The "term of this Agreement" shall mean 3 years, commencing June 30, 1996. The term of this Agreement may be shorter than 3 years, pursuant the provisions of paragraph 12 of this Agreement.
     2. Appointment of Marquette
     Subject to the terms and conditions set forth herein, Versus hereby appoints Marquette as Versus's exclusive distributor of Products in the Market, except that Versus retains the right to itself directly supply Products to customers in the Market from time to time through use of Versus's own sales staff, but only under circumstances where Marquette or its agents or representatives have not been, and will not have to be, involved in any phase of the customer specific marketing, installation, warranty or support of the Product with the customer, and where Marquette was not the procuring cause of the transaction with the customer. Sales made by Versus through its existing agreement with Windemuller Electric, Inc. are permitted by this Agreement; provided, however, Versus will terminate the Windemuller Electric, Inc. agreement, with respect to acute care hospitals, within 240 days following the mutual execution and delivery of this Exclusive Marketing Agreement, and will send Marquette a copy of such notice of termination. Versus will endeavor to give Marquette reasonable notice of and communication with respect to direct customer transactions which Versus believes to be covered by this exception to Marquette's exclusivity in the Market, in order to help foster coordination of total marketing effort, and to help avoid potential confusion with the customer or between Versus and


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Marquette.  Versus hereby also appoints Marquette as a non-exclusive distributor of Versus infrared tracking systems to customers in markets other than the Market; provided, however, such non-exclusive rights may be terminated at the will of Versus at any time, for any reason or no reason at all, after 30 days advance notice of termination of non-exclusive rights has been given to Marquette by Versus. Marquette hereby accepts such appointment with respect to the Market and other the other markets, and agrees to use its best efforts to promote the sale of Products in the Market.
        3. Independent Contractors. The relationship of Versus and Marquette established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other, nor shall it constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, nor shall it allow Marquette or Versus to create or assume any obligation on behalf of the other for any other purpose whatsoever. Marquette acknowledges that it has not and will not pay any fee to Versus in connection with this Agreement or any prior agreement, understanding or arrangement between them. In furtherance of the parties' performance pursuant to this Agreement, tangible goods will be deemed to be sold to, and the pertinent software and applicable patented or copyrightable or other intellectual property shall be deemed licensed to, Marquette, it being understood that Marquette may and will resell the goods to the end user customer, and upon such sale Versus will be deemed to have granted to such end user a license in perpetuity to use the software in the manner and for the purposes for which it is designed. After Marquette has purchased the Product from Versus in accordance


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with this Agreement, Marquette shall be free to set its own selling price to the customer in the Market.
     4. Terms of Purchase from Versus.
     a. Use of Standard Forms. All orders from Marquette to Versus for Products shall be in writing, requesting a delivery date during the term of this Agreement. All orders shall be subject to the terms and conditions of this Agreement. The parties may use their own standardized or preprinted forms of purchase order, acknowledgment, invoices, shipping documents or the like; provided, however, in the event any terms or conditions which may be stated in any such forms are inconsistent with this Agreement, such inconsistent terms or conditions shall be of no force or effect between the parties hereto, and in the event there shall be an inconsistency between the terms or provisions of a form used by Marquette and the terms or provisions of a form customarily used by Versus, the terms and provisions of the Versus form shall be controlling, so long as such Versus form is not inconsistent with this Agreement.
     b. Price. All prices are F.O.B. Traverse City, Michigan. The quoted price does not include any federal, state or local taxes that may be applicable to the Product. When Versus has the legal obligation to collect such taxes, the appropriate amount of tax shall be added to the invoice directed to Marquette unless Marquette provides Versus with a valid tax exemption certificate authorized by the appropriate taxing authority. Except for infrared tracking systems intended for regional demonstration purposes, as provided in paragraph 8, below, the price to be paid by Marquette for Products will be [confidential pricing terms omitted].


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        c. Terms of Payment to Versus.  Versus will submit an invoice to
Marquette [confidential price and payment terms omitted] each Product ordered. The invoice will have added to the price any freight, taxes or other applicable costs which will initially be paid by [a party] but which are ultimately to be borne by [the other party]. Marquette will pay to Versus [confidential terms omitted] The remaining [ ] will be paid upon acceptance of the goods by Marquette. Acceptance or rejection is to occur within [ ] days after delivery by Versus [ ].
     d. Shipping. All Products delivered by Versus pursuant to this Agreement shall be reasonably packed for shipment in Versus's standard shipping cartons, marked for shipment to the address designated by Marquette, and delivered to Marquette F.O.B. Traverse City, Michigan. Unless otherwise instructed in writing by Marquette, Versus will select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expenses if any, shall be borne by [a party]. [A party] shall also bear all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier.
      5. [confidential and competitively sensitive allocation of service tasks omitted].
      6.   Warranty and Limitation of Liability.  Versus makes to
           Marquette the Versus standard limited warranty applicable to Versus Products, the provisions of which are shown on Exhibit 2 attached to this Agreement, except that the warranty period shall be, instead of 90 days, one year from the date of Marquette's acceptance or installation, whichever comes first. Marquette shall not make or pass on to any end user customer or other person any warranty or



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           representations on behalf of Versus other than, or inconsistent with, the standard Versus limited warranty as shown on Exhibit 2. Except for the express limited warranty above stated, Versus makes no other warranties, express or implied, by statute or otherwise, regarding the Products, regarding FITNESS FOR ANY PARTICULAR PURPOSE, quality, MERCHANTABILITY, or otherwise. In no event shall Versus be liable for the cost of procurement of substitute goods or systems or for any special, consequential or incidental damages for breach of warranty. This limitation shall apply notwithstanding any failure of essential purpose of any limited warranty or remedy. [confidential warranty cost terms omitted]
     7. Versus Software Telephone Support, Maintenance and Enhancement. Marquette will utilize its best efforts to sell the Versus Support, Maintenance and Enhancement package. [confidential pricing terms omitted]. Versus will be responsible for supplying to the customer all the services and support set forth in such package.
     8. Regional Demonstrations. Marquette will be able to purchase from Versus up to 5 infrared tracking systems, for purposes of installing 5 separate regional demonstration locations, at a special price. [pricing terms omitted] Regional demonstration systems will not be counted towards the Marquette Minimum Annual Commitment.
     9. Training. Versus will supply technical sales and marketing training, two to three days per year, at regional locations selected by Marquette.
     10. Special Situations. In special situations where Marquette needs on-site technical support from Versus, Versus will supply personnel at no charge, except that


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Marquette will pay all travel expenses for those personnel.  Versus will not, however, be obligated to spend more than [ ] per Contract Year.
     11. Private Label. If desired by Marquette, the Versus products will be sold to Marquette under a private label agreement acceptable to both parties.
     12. Minimum Purchase Commitment of Marquette; Termination of Agreement. Marquette hereby agrees to purchase from Versus the Marquette Minimum Annual Commitment applicable to Contract Year 1. Unless Marquette has notified Versus on or before March 10, 1997, or on or before March 10 of any succeeding Contract Year, that Marquette does not desire to continue this Agreement for the upcoming new Contract Year, then: (a) provided that Versus and Marquette shall agree in writing to a different Marquette minimum purchase commitment for the next Contract Year, Marquette will automatically be deemed, as of March 10, to have made a binding obligation to the Marquette Minimum Annual Commitment for the upcoming Contract Year; and (b) absent such agreement, or if Marquette does so notify Versus on or before March 10 of a then current Contract Year that Marquette does not desire to continue the term of this Agreement for a new Contract Year, then the term of this Agreement shall end on June 29 of such current Contract Year, and each party will be free to enter such other sales arrangements as it may desire thereafter.
     13. Property Rights and Confidentiality. Marquette agrees that Versus owns all right, title and interest in all of Versus's patents, trademarks, trade names, inventions, copyrights, know-how, documentation, software (including diagnostic software and source code) and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Marquette of any of these property rights is authorized only for the


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purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease. Marquette acknowledges that by reason of its relationship to Versus hereunder it will have access to certain information and materials concerning Versus's business, plans, customers, technology, and products that are confidential and of substantial value to Versus, which value would be impaired if such information were disclosed to third parties. Marquette agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Versus. Marquette shall take every reasonable precaution to protect the confidentiality of such information. Marquette shall not publish any technical description of the Products beyond the description published by Versus. In the event of termination of this Agreement there shall be no use or disclosure by Marquette of any confidential information of Versus, and Marquette shall not manufacture or have manufactured any products utilizing any of Versus's confidential information.
     14. Trademarks and Trade Names. During the term of this Agreement Marquette shall have the right to indicate to the public that it is an authorized distributor of Versus and to advertise such Products under the trademarks, marks, and trade names that Versus may adopt from time to time. Except as provided by paragraph 11 of this Agreement, Marquette shall not alter or remove Versus's trademarks applied at the factory to the Products, packages, or other materials contained therein. Nothing herein shall grant to Marquette any right, title or interest in Versus trademarks. At no time during or after the term of this Agreement shall Marquette challenge or assist others to challenge Versus trademarks or the registration thereof or attempt to register any trademarks, marks or trade names


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confusingly similar to those of Versus. All representations of Versus trademarks that Marquette intends to use shall first be submitted to the appropriate Versus personnel for approval of design, color, and other details or shall be exact copies of those used by Versus. If any of Versus trademarks are to be used in conjunction with another trademark on or in relation to the Products, then Versus's mark shall be presented equally legibly and equally prominently, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.
     15. Force Majeure. Nonperformance of either party, except for the making of payments, shall be excused to the extent, and for the period of time, that performance is rendered impracticable by strike or other labor difficulties, fire, flood, or other casualty or occurrence which is beyond the reasonable control of the party whose performance is required.
     16. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto. This Agreement constitutes and fully integrates the entire understanding between the parties hereto, and is intended to supersede and cancel all prior written or oral understandings between them dealing with the subject matter hereof. This Agreement may not be changed orally, but only in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. No other warranties, representations or covenants exist that are not herein contained. All notices required or authorized under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom


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notice is to be given, or the second day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid and addressed to the respective parties at the addresses set forth above, unless and until a different address shall be furnished by any party desiring to change such address to the other party, or if no such address is set forth with respect to any such party, then by personal delivery or registered or certified mail, postage prepaid, to the principal office of such party, or alternatively, the personal residence of such party, all as last known to the party giving such notice. For each term and pronoun used in this Agreement, the singular number includes the plural number, and vice versa, and any gender, whether masculine, feminine, or neuter, includes the other genders, as appropriate and as the context may reasonably require. The invalidity of any paragraph, provision or part hereof shall not affect the validity of any other paragraph, provision or part hereof. This Agreement shall be construed as a whole and in accordance with its fair meaning. Captions, if any, and organization are for convenience and shall not be used in construing its meaning. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument and each one of which shall be deemed an original. Each party shall, upon reasonable request, execute and deliver such other and further documents as may be necessary and proper to effectuate this Agreement. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, excluding any conflicts-of-law rule or law which refers to the laws of another jurisdiction. In the event of litigation arising under or in connection herewith, each party consents to the exclusive in personam jurisdiction of the state courts of the State of Michigan, with venue in Traverse City, Michigan, and the


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nonprevailing party agrees to pay the prevailing party's actual attorney's fees and expenses in connection with any such litigation, in addition to any costs, remedies or damages the court may award. This Agreement constitutes the jointly bargained agreement of the parties, and the construction of this Agreement shall not be altered or influenced by the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. Any
Recitals are hereby made a part of this Agreement and all exhibits, attachments, and schedules, if any, attached to this Agreement are hereby incorporated herein by reference for all applicable purposes. If the date for performance of any act hereunder falls on a Saturday, Sunday, or legal holiday, then the time for performance thereof shall be deemed extended to the next successive business day. Whenever it is provided in this Agreement that days be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs. This Agreement is intended solely for the benefit of the parties hereto and their successors, heirs and assigns, and may not be relied upon or enforced by any third party beneficiary.
     IN WITNESS WHEREOF, the parties have mutually executed and delivered this Agreement, effective as of the date first above written.


 Versus Technology, Inc.         Marquette Electronics, Inc.




 By:      /s/                   By:          /s/
    --------------------           --------------------------------------
 Gary T. Gaisser                  Frederick A. Robertson, M.D.

 Its: President                   Its:  Division President -  Patient Monitoring



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